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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Ultramar Corporation of our report which, except as it pertains to the last paragraph of
Note 2, for which our report is dated September 27, 1996, is dated February 23, 1996, appearing in Exhibit 13.3 of Diamond Shamrock, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears in Item 14(a)(2) of such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

San Antonio, Texas
October 25, 1996